Exhibit 3.117

ACTION BY UNANIMOUS WRITTEN CONSENT BY THE

MEMBERS OF THE BOARD OF DIRECTORS

IN LIEU OF A SPECIAL MEETING

OF

R/M OF TENNESSEE, G.P., INC.,

AS GENERAL PARTNER OF

RURAL/METRO MID-SOUTH, L.P.

Effective September 26, 2003

The undersigned, being all of the members of the Board of Directors of R/M of Tennessee G.P., Inc., a Delaware corporation (the “Company”), as the General Partner of Rural/Metro Mid-South, L.P., by unanimous consent in writing pursuant to the authority contained in Section 141(f) of the General Corporation Law of the State of Delaware, without the formality of convening a meeting, do hereby adopt and approve the following resolutions:

WHEREAS, the Board of Directors of the Company (the “Board”) has previously approved the terms and conditions of that certain Second Amended and Restated Credit Agreement among the Company, Rural/Metro Corporation, a Delaware corporation (“Parent”), certain of Parent’s subsidiaries (the “Named Subsidiaries”) certain lenders named therein, and Wachovia Bank National Association (“Wachovia”), as agent for lender parties named therein, dated as of September 30, 2002 (the “Amended Credit Agreement”);

WHEREAS, the Company is a guarantor under the Amended Credit Agreement;

WHEREAS, the parties to the Amended Credit Agreement have agreed to amend certain terms of the Amended Credit Agreement; and

WHEREAS, the Board has determined it is in the best interest of the Company to consent to such amendment as set forth in that certain Reaffirmation and First Amendment to the Second Amended and Restated Credit Agreement, dated as of the date hereof, among the Company, Parent, the Named Subsidiaries, Wachovia and certain other lenders named therein (the “First Amendment”), which has been reviewed by the Board and is attached hereto as Exhibit A.

BE IT RESOLVED, that the Board hereby ratifies, confirms and approves all of the terms and conditions of the First Amendment;

FURTHER RESOLVED, that the Company is authorized to execute and deliver the First Amendment, including any extensions, modifications, renewals or replacement thereof, and to continue to fulfill its obligations as guarantor under the Amended Credit Agreement, as amended by the First Amendment, and the Loan Documents (as defined in the Amended Credit Agreement);

FURTHER RESOLVED, that Jack E. Brucker, President, and John S. Banas III, Secretary (together, the “Authorized Officers”), and each of them hereby is authorized and directed to take any and all action to execute and deliver any documents related to the First Amendment, including any extensions, modifications, renewals or replacements thereof, and to consummate the transactions described therein and to execute any and all documents in the name of and on behalf of the Company deemed necessary or appropriate by any Authorized Officer to consummate the transactions contemplated by the First Amendment;

FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is authorized and directed to take all further action which either Authorized Officer deems necessary or appropriate to carry out the foregoing resolutions; and

FURTHER RESOLVED, that this written consent may be executed in any number of counterparts, all of which taken together shall deemed one and the same instrument.

Jack E. Brucker

John S. Banas III

AGREEMENT OF LIMITED PARTNERSHIP

OF

RURAL/METRO MID-SOUTH, L.P.

THIS AGREEMENT OF LIMITED PARTNERSHIP of RURAL/METRO MID-SOUTH L.P., a Delaware limited partnership, is entered into by and between R/M of Tennessee G.P., Inc., a Delaware corporation, as general partner (the “General Partner”) and North Miss. Ambulance Service, Inc., a Mississippi corporation, as limited partner (the “Limited Partner”).

The General Partner and the Limited Partner have formed a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del.C. § 17-101, et seq.) (the “Act”), and hereby agree as follows:

1. Name. The name of the limited partnership is Rural/Metro Mid-South, L.P. (the “Partnership”).

2. Purpose. The Partnership is organized for the object and purpose of, and the nature and the business to be conducted and promoted by the Partnership shall be, any business which may be lawfully conducted by a limited partnership formed pursuant to the Act.

3. Registered Office. The registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

5. Partners. The names and addresses of the General Partner and the Limited Partner are as follows:

General Partner:

R/M of Tennessee G.P., Inc.

8401 E. Indian School Road

Scottsdale, Arizona 85251

Limited Partner:

North Miss. Ambulance Service, Inc.

8401 E. Indian School Road

Scottsdale, Arizona 85251

6. Powers. The General Partner shall have the full, exclusive and complete power to manage and control the business and affairs of the Partnership, all of the rights and powers provided to general partners of limited partnerships under the laws of the State of

Delaware, as well as any other rights and powers necessary to accomplish the purpose of the Partnership. In addition, the General Partner shall have the exclusive and complete power to transfer, assign, convey, dispose, encumber, mortgage or pledge all or any part of the assets of the Partnership, whether or not in the ordinary course of business.

7. Term. The Partnership shall dissolve and its affairs shall be wound up, on December 31, 2050 (unless continued by the agreement of both Partners), or at such earlier date as (a) any partner of the Partnership requests in writing, (b) the Partnership sells or otherwise disposes of its interest in all or substantially all of its property, (c) an event of withdrawal of the General Partner has occurred under the Act, or (d) any entry of a decree of judicial dissolution has occurred under § 17-802 of the Act.

8. Capital Contributions. The partners of the Partnership have contributed the following amounts, in cash, and no other property, to the Partnership (the “Initial Capital Contributions”):

Limited Partner	$990
General Partner	$10

9. Additional Contributions. No partner of the Partnership is required to make any additional capital contributions to the Partnership.

10. Allocations of Profits and Losses. The Partnership’s profits and losses shall be allocated in proportion to the Initial Capital Contributions of the partners of the Partnership. Capital accounts shall be maintained, and profits and losses shall be determined, in accordance with the requirements of Treasury Regulations Section 1.704(b).

11. Distributions. Cash available for distribution shall be distributed to the partners of the Partnership in the same proportion as their Initial Capital Contributions, at such time as determined by the General Partner.

12. Assignments. A partner may assign all or any part of its partnership interest in the Partnership only with the consent of the other partner. Neither partner has the right to grant an assignee of its partner interest in the Partnership the right to become a substituted partner of the Partnership.

13. Additional Partners.

(a) The General Partner may admit additional general or limited partners to the Partnership.

(b) After the admission of any additional limited partners pursuant to this Section 13, the Partnership shall continue as a limited partnership under the Act.

(c) The admission of additional limited partners to the Partnership pursuant to this Section 13 shall be accomplished by the amendment and restatement of this Agreement of Limited Partnership and, if required by the Act, the filing of an appropriate amendment of the Partnership’s Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware.

14. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement of Limited Partnership as of the 3rd day of June, 1998.

R/M OF TENNESSEE G.P., INC.

By:
Mark E. Liebner, Vice President

NORTH MISS. AMBULANCE SERVICE, INC.

By:
Mark E. Liebner, Vice President